Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Press Contact:
Joe Hassett	Katie Nicolai
Senior Vice President	Account Executive
Gregory FCA	Gregory FCA
610-228-2110	610-228-2128
joeh@gregcomm.com	katien@gregcomm.com

USA Technologies Announces Enhancements to its ePort Connect Service

Recurring Revenue Growth Expected to Continue

MALVERN, PA, February 22, 2011 -- USA Technologies, Inc. (NASDAQ: USAT) today announced the launch of USALive®1.6—an update to its current USALive online reporting system. USALive is designed to provide vending operators with real-time business metrics, transaction and sales reports, machine health monitoring, payment reconciliation and the ability to handle settlement of routes for accurate accounting of the business.

IMPROVEMENTS FOR CUSTOMERS

USALive 1.6 enhances existing functionality by:

•	Enabling increased flexibility for sorting information
•	Offering a reports archive that enables users to save and search previously generated reports
•	Providing the ability to run a report and retrieve it later
•	Offering additional format compatibilities for file sharing and exporting

USALive is an integral component of USA Technologies’ ePort Connect Service, a unique, one-stop suite of services for unattended, small-ticket cashless transactions, which includes card processing, merchant account services, wireless connectivity, DEX data transfer, online sales reporting, settlement services, level 1 PCI-compliant data security, over-the-air updates, and machine health alerts.

This latest announcement comes on the heels of other recent improvements to the service. In September 2010, the Company announced that it had expanded the feature set and functionality of its ePort Connect Service to include faster transaction times for consumers at the point of sale; more efficient transfer of customers' operational, or DEX (Data Exchange) data, over the ePort Connect network; improved efficiency and versatility of the USALive online reporting function through increased speed and the ability for customers to create and automate custom reports from their own locations; increased server capacity to enable continued expansion; and an online ordering and contracts system for faster and more convenient processing of orders and contracts. The Company believes that these improvements set the stage for accelerated growth in connections to its Service, as well as transaction volume and recurring service fees.

RECURRING REVENUE GROWTH FROM LICENSE AND TRANSACTION FEES

The Company reported that it had added approximately 21,000 connections during the December 31, 2010 quarter for a total of approximately 109,000 connections as of December 31, 2010. These connections are expected to further drive recurring revenues from licensing and transaction fee growth. As of December 31, 2010 the Company billed service fees for approximately 90,000 of its connections. License and transaction fee revenue for the December 31, 2010 quarter was $3,755,690, compared to $2,073,786 for the corresponding quarter a year ago. Gross profit from license and transaction fee revenue for the December 31, 2010 quarter was $1,070,878 up from $393,221 for the corresponding quarter a year ago. This performance is expected to improve as terminals which were shipped in the December 31, 2010 quarter begin or continue to generate license and transaction revenue. The Company counts its ePort connections upon shipment of an active terminal to a customer under contract, at which time activation on its network is performed by the Company, and the terminal is capable of conducting business via the Company’s network and related services. As a result of the record growth in connections for the December 31, 2010 quarter, the Company expects further acceleration in revenue from license and transaction fees.

“As our list of customers continues to grow, it becomes increasingly more important to continue to make product and service improvements that anticipate the changing needs of a divergent user base,” says Stephen P. Herbert, President and Chief Operating Officer.  “We continually strive to improve our customer experience. These latest enhancements to our USALive online reporting system will provide our customers with even greater flexibility and ease-of-use, help them to run a more efficient and effective business and help ensure that they are getting the best cashless performance possible in their markets. Providing improved services for our customers is translating into revenue growth for USA Technologies.”

USA Technologies recently announced that it had increased the number of devices connected to its network by 73% to approximately 109,000, compared to the corresponding quarter a year ago. The Company  increased the number of cashless transactions processed by 94% during the quarter ended December 31, 2010 to 15.9 million compared to the corresponding quarter a year ago, it had increased the number of customers on the Company's network to over 1,400, and that it had achieved positive EBITDA for the quarter ended December 31, 2010.

For more information on USALive and full suite of ePort Connect Services, visit us online at: http://www.usatech.com/eport/eport_connect.php

About USA Technologies:
USA Technologies is a leader in the networking of wireless non-cash transactions, associated financial/network services and energy management. USA Technologies provides networked credit card and other non-cash systems in the vending, commercial laundry, hospitality and digital imaging industries. The Company has been granted 79 patents and has agreements with AT&T, Visa, Compass and others. Visit our website at www.usatech.com.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the financial position, anticipated connections to our network, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business, financial market and economic conditions, including but not limited to, the ability of the Company to retain key customers from whom a significant portion of its revenues is derived; whether the Company’s customers continue to operate or commence operating ePorts received under the Jumpstart program or otherwise at levels currently anticipated by the Company; the ability of the Company to compete with its competitors to obtain market share; the ability of the Company to obtain widespread commercial acceptance of it products; and whether the Company's existing or anticipated customers purchase ePort devices in the future at levels currently anticipated by the Company. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, the Company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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